STATE STREET BANK AND TRUST COMPANY

                              AMENDED AND RESTATED
                               REVOLVING TIME NOTE



$10,000,000.00                                                    March 4, 1996
                                                          Boston, Massachusetts


         On December 1, 1996, for value received, the undersigned promises to pay to the order of State Street Bank and Trust Company (the "Bank") at the office of Bank at 225 Franklin Street, Boston, Massachusetts, 02110, or such other place as the holder hereof shall designate, Ten Million ($10,000,000) Dollars, or such lesser principal amount advanced to the undersigned under the line of credit established pursuant to a Revolving Credit, Term Loan and Security Agreement dated December 30, 1994, as amended by that certain Amendment dated November 30, 1995, that certain Amendment No. 2 to the Revolving Credit, Term Loan and Security Agreement dated February 29, 1996 and that certain Amendment No. 3 to the Revolving Credit, Term Loan and Security Agreement dated of even date (as amended, the "Agreement"), together with interest thereon as follows: (a) on outstanding principal designated as a Prime Rate Loan pursuant to Section 4.01 of the Agreement, interest shall accrue from the date hereof, payable monthly in arrears on the first day of each calendar month prior to the due date hereof, and upon the due date hereof, at a fluctuating interest rate per annum equal to the Bank's Prime Rate in effect from time to time. Each change in such interest rate shall take effect simultaneously with the corresponding change in such Prime Rate. "Prime Rate" shall mean the rate of interest announced by Bank in Boston, Massachusetts, from time to time as its Prime Rate. Interest shall be calculated on the basis of actual days elapsed and a 360-day year; (b) on outstanding principal designated as a Libor Loan pursuant to Section 4.01 of the Agreement, interest shall accrue from the Borrowing Date for such Advance through and including the Maturity Date chosen by the undersigned with respect to such Advance, at a fixed interest rate per annum equal to the aggregate of the Adjusted Libor plus Margin, and shall be payable on the Maturity Date. The Adjusted Libor interest rate shall change simultaneously with a change in the Reserve Rate. If a Libor Loan is not repaid in full on its Maturity Date, then such Advance shall bear interest at the rate described in (a) above until the Expiration Date or the occurrence of an Event of Default under the Agreement. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

         From and after the occurrence of an Event of Default under the Agreement, at the option of the Bank: (i) all Prime Rate Loans shall bear interest at a variable per annum rate equal to the aggregate of the Prime Rate in effect from time to time plus two and one-half (2 1/2%) percent until paid in full; and (ii) each Libor Loan shall bear interest at the rate described in (b) above until such Advance's Maturity Date, and thereafter at the rate set forth in clause (i) of this paragraph until paid in full.

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

         This note shall, at the option of the holder, become immediately due and payable without notice or demand upon the occurrence of any of the following events:

         (a) Failure to make any payment of interest within five (5) Banking Days after the same becomes due hereunder;

         (b)      Failure to make any payment of principal when due hereunder;

         (c)      The occurrence of an Event of Default under the Agreement; or

         (d)      Termination of the Agreement.

         Any deposits or other sums at any time credited by or due from the holder to any maker, endorser or guarantor hereof and any securities or other property of any such maker, endorser or guarantor at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of any such maker to the holder. Regardless of the adequacy of collateral, the holder may apply or set off such deposits or other sums against such liabilities at any time after the occurrence of an Event of Default in the case of makers but only with respect to matured liabilities in the case of endorsers and guarantors.

         Every maker, endorser and guarantor hereof hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this note may be extended from time to time and that no such extension or other indulgence, and no substitution, release or surrender of collateral, and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of any such maker, endorser or guarantor. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

         This note is secured by any and all collateral at any time granted to Bank to secure any obligations of any maker hereof.

         Every maker, endorser and guarantor hereof agrees to pay on demand all costs and expenses (including legal costs and reasonable attorneys' fees) incurred or paid by the holder in enforcing this note on default.

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


         This note shall take effect as a sealed instrument and shall be governed by the laws of The Commonwealth of Massachusetts.


Witness:                               NUTRAMAX PRODUCTS, INC.


________________                       By:_____________________________
                                          Robert F. Burns
                                          Chief Financial Officer

                                       Address: 9 Blackburn Drive
                                                Gloucester, MA  01930

                                       POWERS PHARMACEUTICAL CORPORATION


________________                       By:_____________________________
                                          Robert F. Burns
                                          Chief Financial Officer

                                       Address: 170 Oak Hill Way
                                                Brockton, MA  02401

                                       OPTOPICS LABORATORIES CORPORATION


________________                       By:_____________________________
                                          Robert F. Burns
                                          Chief Financial Officer

                                       Address: 9 Blackburn Drive
                                                Gloucester, MA  01930

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